SARATOGA HOLDINGS I, INC.
                              ARTICLES OF AMENDMENT
                          TO ARTICLES OF INCORPORATION

Pursuant to the provisions of the Texas Business Corporation Act, the undersigned corporation hereby amends its Articles of Incorporation, and for that purpose, submits the following statement:

     1.   The name of the corporation is: Saratoga Holdings I, Inc.

     2. ARTICLE ONE of the Articles of Incorporation are hereby amended as follows: the existing Article ONE is deleted and replaced in its entirety with the following:

                                  "ARTICLE ONE

     The name of the corporation is a21, Inc."

     3. ARTICLE FOUR of the Articles of Incorporation are hereby amended as follows: the first two paragraphs of ARTICLE FOUR of the Articles of Incorporation are hereby deleted and replaced in their entirety with the following:

               "The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 100,100,000 of which (a) 100,000,000 shares shall be designated as Common Stock, par value $0.001 per share, and (b) 100,000 shares shall be designated as Preferred Stock, par value $0.001 per share. As of April 29, 2002, there were 34,586,445 shares of Common Stock, par value $.001 per share, issued and outstanding. Effective immediately, and pursuant to a 2.3402:1 reverse stock split, the number of issued and outstanding shares of Common Stock shall be reduced to 14,779,267 shares of Common Stock, $.001 par value per share, plus an additional number of shares issued to round up each fractional share that would otherwise be issued to the next full share."

               "The following is a statement of the designations, preferences, limitations, and relative rights, including voting rights, in respect of the classes of stock of the Corporation and of the authority with respect thereto expressly vested in the Board of Directors of the Corporation:"

     4. ARTICLE TWELVE of the corporation's Articles of Incorporation is hereby amended as follows: ARTICLE TWELVE is deleted and replaced in its entirety with the following ARTICLE TWELVE:

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                         "ARTICLE TWELVE

               The number of directors constituting the Board of Directors shall be a number between three (3) and eleven (11) set from time to time by the Board of Directors. Until set by the Board of Directors, such number shall be four (4). Each person who is to serve as director will do so until the next annual meeting of shareholders and until such director's successor is elected and qualified or, if earlier, until such director's death, resignation, or removal as director."

     5.   The date of adoption of each amendment is: April 30, 2002.

     6.   Each amendment was adopted by the board of directors.

     7. Each amendment was approved by shareholders of the corporation on April 30, 2002, as follows:

                  a) 34,586,445 shares of capital stock of the corporation were outstanding on April 30, 2002 and entitled to vote on each amendment.

                  b) Zero (0) shares voted against the amendments and, 32,817,375 of the total capital stock entitled to vote on the amendments, voted for the amendments.

     Date: April 30, 2002


                              By: /s/ THOMAS F. COOKE
                                  ----------------------------------------------
                                  Thomas F. Cooke
                                  Chairman of the Board, President and Secretary